Exhibit 10.2

ENESCO GROUP, INC.
Itasca, Illinois

1996 LONG-TERM INCENTIVE PLAN
(As amended January 24, 2006)

CERTIFICATE OF GRANT OF NON-QUALIFIED
STOCK OPTIONS

Date of Grant:

Total Number of Shares:

Price per Share: $

To:

Dear :

This letter is a certificate formally granting you Non-qualified Stock Options with respect to the number of shares indicated above. The stock option exercise price will be $(price). Twenty-five percent (25%) of the total number of shares subject to these options will become exercisable on the first (1) anniversary date of the grant and every year thereafter for the next three (3) years, subject to Section 7. The stock options granted are not to be treated as incentive stock options under the Internal Revenue Code of 1986.

You may exercise your right to purchase all or any of the shares underlying this grant on or after the date on which those shares become exercisable but, in any event, not later than (expiration date).

In order to exercise, you must forward a completed Stock Option Exercise Order form together with payment in full to the Treasurer, Enesco Group, Inc., 225 Windsor Drive, Itasca, Illinois 60143, for the shares which you elect to purchase. You can elect to make your purchase in cash, Enesco Group, Inc. (the “Company”) stock, or a combination of cash and the Company stock.

Please be advised that the Company will accept shares acquired under a stock option program of the Company in payment for new option shares only if the shares tendered by the optionee have been held by such optionee for a period of at least six (6) months and are free and clear of all liens and encumbrances.

No purchase can be made of fewer than ten (10) shares at any one time. Any exercise of the options will be effective on the date when payment is received in the office of the Treasurer, except that no payment will be accepted that is received after (expiration date). You will receive, at your discretion, a stock certificate representing shares for which you have made payment.

Under existing law, the difference between the price paid for any shares purchased under these options and their market value on the date or dates the options are exercised will be subject to any applicable taxes, including the withholding of federal income, social security and medicare taxes. In addition, there may be applicable state or local taxes and withholding requirements. The payment of all such taxes is, of course, your personal responsibility. However, the Company also is responsible for meeting the withholding requirements and in order to do so, will retain the required number of shares purchased under the options unless you elect to deposit with your exercise form an amount equal to any required withholding. Please refer to the provisions of Section 20 of the 1996 Plan.

All options granted to employees under the 1996 Plan are subject to the termination provisions of Section 7 of the 1996 Plan. Please review these provisions carefully in connection with your termination of employment.

This option is exercisable during your lifetime only by you and is not transferable by you, except in the event of your death and then only as described in the Plan. Any attempted transfer or other disposition of the option by you will be void and will constitute valid grounds for its cancellation by the Company.

A copy of the 1996 Long-Term Incentive Plan, as amended, is enclosed together with a Prospectus dated May 19, 2004. Please read these carefully. This stock option grant is made subject to the provisions of the 1996 Plan, as it may be amended from time to time.

These options will be of no force or effect and no rights will exist after (expiration date).

ENESCO GROUP, INC.

Secretary (or Assistant Secretary)

Enclosures